As filed with the Securities and Exchange Commission on August 15, 2019

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBM BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	83-1095537
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2001 East Joppa Road

Baltimore, Maryland 21234

(410) 665-7600

(Address of Principal Executive Offices)

CBM Bancorp, Inc. 2019 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Joseph M. Solomon	Edward Crosland, Esq.
President	Richard Fisch, Esq.
CBM BANCORP, Inc.	Jones Walker LLP
2001 East Joppa Road	1227 25th Street, N.W.
Baltimore, Maryland 21234	Suite 200
(410) 665-7600	Washington, D.C. 20037
(Name, Address and Telephone Number of Agent for Service)	(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	592,480 shares(2)	$ (3)(4)	$ (4)	$964.28(4)

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the CBM Bancorp, Inc. 2019 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of CBM Bancorp, Inc. (the “Registrant”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any grants of stock options and restricted stock.
(3)	Determined pursuant to 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) of the Securities Act.
(4)

Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) and 457(h) based on (i) the exercise price of $13.40 for stock options previously granted on May 14, 2019 to acquire 368,300 shares of Common Stock of the Registrant, (ii) the last reported sale price of $13.40 for the Common Stock of the Registrant on May 14, 2019 with respect to the award of 161,320 shares of Common Stock of the Registrant related to restricted stock awards granted on May 14, 2019, and (iii) the $13.668 average price of the $13.668 (high) and $13.668 (low) prices for the remaining 62,860 unawarded shares of Common Stock of the Registrant as reported on the NASDAQ Capital Market on August 9, 2019.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.	Plan Information; and Registrant Information and Employee Plan Annual Information

The documents containing the information for the Equity Plan specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)   The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-38680), filed with the Commission on March 27, 2019 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)  The Registrant’s Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2019 and June 30, 2019, filed with the Commission on May  15, 2019 and August 14, 2019, respectively;

(c)   The Registrant’s Current Report on Form 8-K (other than those portions furnished under items 2.02, 7.01 or 9.01 of Form 8-K) filed with the Commission on May 20, 2019;

(d)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on September 27, 2018 to register the Registrant’s common stock under the Exchange Act (Commission File No. 001-38680); and

(e)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Articles 9 and 10 of the Articles of Incorporation of the Registrant set forth circumstances under which directors, officers, employees and agents of the Registrant may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 9. Indemnification. The Registrant shall indemnify (A) its directors and officers, whether serving the Registrant or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Registrant’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment or repeal of these Articles shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article 8 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder.

ARTICLE 10. Limitation of Liability of Officers and Directors. An officer or director of the Registrant, as such, shall not be liable to the Registrant or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the Maryland General Corporation Law (“MGCL”). If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Registrant shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Registrant shall not adversely affect any right or protection of a director or officer of the Registrant existing at the time of such repeal or modification.

Pursuant to the MGCL, the Registrant is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Registrant. The Registrant and Chesapeake Bank of Maryland currently maintain such a policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Form of Common Stock Certificate	*

5.1	Legal Opinion of Jones Walker LLP	Attached as Exhibit 5.1

10.1	CBM Bancorp, Inc. 2019 Equity Incentive Plan	**

10.2	Form of Restricted Stock Award Agreement	Attached as Exhibit 10.2

10.3	Form of Incentive Stock Option Award Agreement	Attached as Exhibit 10.3

10.4	Form of Non-Qualified Stock Option Award Agreement	Attached as Exhibit 10.4

23.1	Consent of Jones Walker LLP	Contained in Exhibit 5.1

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24.1	Power of Attorney	Contained on Signature Page

*

Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225353), originally filed by the Registrant under the Securities Act with the Commission on June 1, 2018, and all amendments or reports filed to update such description.

**	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38680), filed by the Registrant under the Exchange Act on May 20, 2019.

Item 9.	Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland, on August 15, 2019.

CBM BANCORP, INC.

By:	/s/ Joseph M. Solomon
Joseph M. Solomon
President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint Joseph M. Solomon, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Joseph M. Solomon may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the CBM Bancorp, Inc. 2019 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Joseph M. Solomon shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Joseph M. Solomon	President and Director	August 15, 2019
Joseph M. Solomon	(Principal Executive Officer)

/s/ Jodi L. Beal	Executive Vice President, Chief Financial	August 15, 2019
Jodi L. Beal	Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ William J. Bocek Jr.	Chairman and Director	August 15, 2019
William J. Bocek, Jr.

/s/ Francis X. Bossle Jr.	Director	August 15, 2019
Francis X. Bossle, Jr.

/s/ Glenn C. Ercole	Director	August 15, 2019
Glenn C. Ercole

/s/ Gail E. Smith	Director	August 15, 2019
Gail E. Smith

/s/ Benny C. Walker	Director	August 15, 2019
Benny C. Walker

/s/ William W. Whitty, Jr.	Director	August 15, 2019
William W. Whitty, Jr.